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                                                                  EXHIBIT 99.1


                     PAIRGAIN REACHES AGREEMENT TO ACQUIRE
                          ATM DEVELOPER AVIDIA SYSTEMS

 Move further expands PairGain's xDSL offerings to include ATM-based DSLAM and workgroup ATM products

TUSTIN, CA --- (February 19, 1997) --- PairGain Technologies, Inc. (Nasdaq:
PAIR) today announced that it has signed an agreement to acquire Wallingford, Connecticut-based AVIDIA Systems, Inc., a developer of low cost, ATM (Asynchronous Transfer Mode) Digital Subscriber Line Access Multiplexers (DSLAMs) and ATM workgroup products.

According to the terms of the agreement, the purchase will be in the form of PairGain stock valued at approximately $94 million. PairGain expects to account for the acquisition as a pooling of interests, with AVIDIA becoming a wholly-owned subsidiary of PairGain. PairGain expects the acquisition to close by the end of February.

Chuck Strauch, PairGain chairman and CEO stated, "AVIDIA has succeeded in developing a low cost, modular ATM platform in a very short period of time. AVIDIA's ATM systems expertise, coupled with our xDSL know-how will position us to accelerate the delivery of a low cost, high performance ATM-based DSLAM. It also demonstrates our continuing commitment to provide our customers with the widest array of advanced xDSL megabit access solutions on the market."

Upon the acquisition of AVIDIA, PairGain plans to fold ATM system design expertise into its ongoing DSLAM development programs. PairGain expects that it will offer a variety of access products to address the varied requirements of its telephone company, competitive access provider, Internet Service Provider and private enterprise customers. Such products will include access servers, switches and multiplexers for central office and Internet Service Provider applications, as well as DSLAMs for remote cabinets and small central offices. ATM-based xDSL modems will also be developed for the subscriber end of the connection.

PairGain's strategy is to offer a complete end-to-end xDSL system. The company's current customers are able to generate immediate revenues by deploying its AccessHub(TM) and AccessGate(TM) products today, as a low cost DSLAM approach. PairGain's family of Megabit Modem(TM) products deliver high-speed Ethernet data and voice (lifeline POTS) over a single copper telephone line in business and consumer applications. PairGain's xDSL solutions are the most widely deployed, primarily due to the fact that they have been designed to fit into existing telephone company central offices and ISP points of presence with low cost and minimal
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installation requirements.  Also, the subscriber equipment requires no configuration by end users. PairGain has also announced plans to expand its xDSL product offerings to include rate adaptive single-pair HDSL and rate adaptive ADSL.

As ATM technology extends further away from central office backbones, into the workplace and ultimately to homes, the need to distribute ATM to these end points will become increasingly necessary. Deployment of ATM-based solutions is being primarily driven by latency-sensitive applications such as voice and desktop video conferencing.

Upon the acquisition of AVIDIA, PairGain will be poised to address its customers' current and future needs with both Ethernet and ATM-based solutions.

AVIDIA Systems was formed in 1995 to address the growing market requirements for high-speed, low cost desktop networking products in business and residential environments. The company has successfully entered the market with a family of standards-compliant ATM desktop products, including high performance ATM switches for 25 Mbps and 155 Mbps connectivity for the corporate, government and education markets. AVIDIA is a low-cost provider of such systems, with an average selling price of about $200 per ATM port. PairGain considers the AVIDIA products to be complementary to both its megabit access and Campus private network marketing strategies. PairGain intends to continue to market this line of ATM desktop products under the AVIDIA name. PairGain Technologies, Inc. designs, manufactures and markets high speed Digital Subscriber Line (xDSL) products and systems that allow service providers and organizations with private communications networks to more efficiently and quickly deploy high speed data, video and voice services to end users over the existing infrastructure of copper telephone lines. The xDSL market leader's HiGain(TM) T1/E1, PG-Flex(TM) and PG-Plus(TM) small subscriber carrier systems, campus area network and megabit access products, including its Megabit Modem(TM) family, are marketed under the trademark, CopperOptics(TM), indicating their ability to provide fiber optic quality transmission over the last mile in both public and private networks.

Except for the historical information contained herein, the matters discussed in the announcement are forward-looking statements which involve risk and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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                                      ###

Note to investment community: PairGain will conduct a conference call on Thursday, February 20, 1997 at 8:30am (EST). The call-in number is 212-346-6442. A PostView call-in period will be available for 24 hours following the conference call. The conference call replay can be obtained by calling 1-800-633-8284 and entering reservation number 2510788, followed by the pound (#) key.

Note to editors and industry analysts: PairGain will conduct a conference call on Thursday, February 20, 1997 at 1:00pm (EST). The call-in number is 212-346-0103. A PostView call-in period will be available for 24 hours following the conference call. The conference call replay can be obtained by calling 1-800- 633-8284 and entering reservation number 2510803, followed by the pound (#) key.